Exhibit 99.1

    Gulf Island Fabrication, Inc. Reports Second Quarter Earnings

    HOUMA, La.--(BUSINESS WIRE)--July 28, 2004--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $3.5 million ($.29 diluted EPS) on revenue of $41.4 million for its second quarter ended June 30, 2004, compared to net income of $2.3 million ($.20 diluted EPS) on revenue of $44.6 million for the second quarter ended June 30, 2003. Net income for the first six months of 2004 was $7.5 million ($.62 diluted EPS) on revenue of $92.2 million, compared to net income of $5.5 million ($.47 diluted EPS) on revenue of $84.2 million for the first six months of 2003.
    The company had a revenue backlog of $60.1 million and a labor backlog of approximately 850 thousand man-hours remaining to work, which consist of work remaining at June 30, 2004 and commitments received since June 30, 2004.


                  SELECTED BALANCE SHEET INFORMATION
                            (in thousands)
                                                   June 30,   Dec. 31,
                                                     2004       2003
                                                  ---------- ---------
Cash and short-term investments                     $31,329   $22,050
Total current assets                                 84,333    81,407
Property, plant and equipment, at cost,net           62,222    58,259
Total assets                                        147,203   140,316
Total current liabilities                            15,799    20,696
Debt                                                      0         0
Shareholders' equity                                122,773   111,591
Total liabilities and shareholders' equity          147,203   140,316

    The management of Gulf Island Fabrication, Inc. will hold a conference call on Thursday, July 29, 2004, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company's financial results for the quarter ended June 30, 2004. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.800.915.4836. A digital rebroadcast of the call is available two hours after the call and ending August 5, 2004 by dialing 1.800.428.6051, replay passcode:
363765.
    Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, and steel warehousing and sales.


                     GULF ISLAND FABRICATION, INC.
             CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                 (in thousands, except per share data)

                                  Three Months Ended Six Months Ended
                                        June 30,          June 30,
                                   ----------------- -----------------
                                      2004     2003     2004     2003
                                   -------- -------- -------- --------
Revenue                            $41,443  $44,603  $92,237  $84,176
Cost of revenue                     34,941   39,959   78,405   73,558
                                   -------- -------- -------- --------
Gross profit                         6,502    4,644   13,832   10,618
General and administrative
 expenses                            1,256    1,156    2,566    2,334
                                   -------- -------- -------- --------
Operating income                     5,246    3,488   11,266    8,284

Other income (expense):
Interest expense                       (20)     (14)     (27)     (23)
Interest income                        138       49      187      131
Other                                   29        1       47        4
                                   -------- -------- -------- --------
                                       147       36      207      112
                                   -------- -------- -------- --------
Income before income taxes           5,393    3,524   11,473    8,396

Income taxes                         1,887    1,203    4,015    2,855
                                   -------- -------- -------- --------
Net income                          $3,506   $2,321   $7,458   $5,541
                                   ======== ======== ======== ========
Per share data:
Basic earnings per share:            $0.29    $0.20    $0.62    $0.47
                                   ======== ======== ======== ========
Diluted income per share:            $0.29    $0.20    $0.62    $0.47
                                   ======== ======== ======== ========
  Weighted-average shares           12,064   11,778   11,966   11,768
  Effect of dilutive
   securities: employee stock
    options                            131      122      144      128
                                   -------- -------- -------- --------
  Adjusted weighted-average shares  12,195   11,900   12,110   11,896
                                   ======== ======== ======== ========
Depreciation included in expense
 above                              $1,501   $1,299   $2,971   $2,534
                                   ======== ======== ======== ========
Cash dividend declared per common
 share                              $ 0.05   $    -    $0.10   $    -
                                   ======== ======== ======== ========



    CONTACT: Gulf Island Fabrication, Inc., Houma
             Kerry J. Chauvin or Joseph "Duke" Gallagher, 985-872-2100 http://www.gulfisland.com